Exhibit 99.1

For Immediate Release

LL FLOORING TO COMPLETE CORPORATE NAME CHANGE

Lumber Liquidators Holdings, Inc. will become LL Flooring Holdings, Inc. on January 1, 2022

RICHMOND, Va., December 10, 2021 – Lumber Liquidators Holdings, Inc. (NYSE: LL), a leading specialty retailer of hard-surface flooring in the U.S., today announced that it expects to complete its corporate entity name change to LL Flooring Holdings, Inc. effective January 1, 2022, upon satisfying all applicable legal and regulatory requirements.

The Company’s stock will continue to be listed on the NYSE under the ticker symbol “LL” and the CUSIP identifier for the stock will not change. No action is needed from current stockholders.

“Our corporate name change to LL Flooring reflects our elevated brand promise to become the Pro and homeowners’ leading destination for hard-surface flooring by providing the best experience from start to finish,” said President and CEO Charles Tyson. “We passionately work with our customers to find the floors they love, guiding them through their entire flooring journey as they select from our extensive offering of trend-right quality floors, including offering installation services to complete the project.”

About LL Flooring

LL Flooring is one of the country’s leading specialty retailers of hard-surface flooring with more than 420 stores nationwide. The Company seeks to offer the best customer experience online and in stores, with more than 500 varieties of hard-surface floors featuring a range of quality styles and on-trend designs. LL Flooring’s online tools also help empower customers to find the right solution for the space they’ve envisioned. LL Flooring’s extensive selection includes waterproof vinyl plank, hybrid resilient flooring, solid and engineered hardwood, laminate, bamboo, porcelain tile, and cork, with a wide range of flooring enhancements and accessories to complement. LL Flooring stores are staffed with flooring experts who provide advice, Pro partnership services and installation options for all of LL Flooring’s products, the majority of which is in stock and ready for delivery.

Learn More about LL Flooring

●	Our commitment to quality, compliance, the communities we serve and corporate giving: https://llflooring.com/corp/quality.html
●	Follow us on social media: Facebook, Instagram and Twitter.

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For further information contact:

Julie MacMedan

LL Flooring Investor Relations

ir@lumberliquidators.com

Tel: 804 420 9801